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EXHIBIT 12.2

                              EARNINGS PER SHARE

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                                                                      WEIGHTED AVERAGE
                                                 NET INCOME (LOSS)    NUMBER OF SHARES     PER SHARE
                                                    (NUMBERTOR)         (DENOMINATOR)       AMOUNTS
                                                 -----------------    ----------------     ---------
1997
-----------------------------------------------
Basic Earnings per Share                                $4,209,000          11,870,796          0.35
Effect of Conversion of Convertible Debentures             618,450           1,855,334
Effect of Dilutive Stock Options                                 -             464,714
                                                        ----------          ----------          ----
Diluted Earnings per Share                              $4,827,450          14,190,844          0.34

1996
-----------------------------------------------
Basic Earnings per Share                                $  149,000           8,802,186          0.02
Effect of Conversion of Convertible Debentures                   -           2,292,922
Effect of Dilutive Stock Options                                               196,186
                                                        ----------          ----------          ----
Diluted Earnings per Share                              $  149,000          11,291,294          0.01

1995
-----------------------------------------------
Basic Loss per Share                                    $ (575,000)          6,000,000         (0.10)
Effect of Conversion of Convertible Debentures                   -                   -
Effect of Dilutive Stock Options
                                                        ----------          ----------          ----
Diluted Loss per Share                                  $ (575,000)          6,000,000         (0.10)
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